SEC RULE 22c-2 AMENDMENT

THIS Rule 22c-2 Amendment (“Amendment”) is made and entered into this 1st day of January 2011 by and between GWFS Equities, Inc. and/or its affiliates (herein referred to as “GWFS” or “Intermediary”), and Maxim Series Fund, Inc. (“Fund”) on behalf of itself and its underlying Portfolios.

Intermediary entered into a Rule 22c-2 Shareholder Information Agreement dated April 16, 2007 with an effective date of October 16, 2007 (the “Agreement”) with Fund pursuant to Rule 22c-2 of the Investment Company Act of 1940, as amended (the “1940 Act”) in order to facilitate the exchange of information necessary for the Fund and its underlying Portfolios to comply with the 1940 Act, including without limitation Section 22 and Rule 22c-2 promulgated thereunder. Fund has adopted policies and procedures to protect the Fund, its Portfolios, and its respective Shareholders from potentially harmful Frequent Trading as otherwise set forth in the Fund’s policies and procedures on Market Timing and Excessive Trading.

Intermediary agrees to perform standardized Frequent Trading monitoring of Shareholder initiated transactions in the Portfolios of the Fund as outlined below. Fund agrees that the standardized Frequent Trading monitoring and purchase restriction policies and procedures set out herein satisfy Fund’s Frequent Trading standards and hereby instructs Intermediary to implement such monitoring policies and procedures.

Section 1 - Definitions.

All definitions not otherwise provided in this Section 1 shall have the same meaning as set forth in the Agreement.

a.	Day(s) – calendar days unless noted otherwise.

b.

Exchange Purchase – Shareholder initiated fund transfer of any portion of a Shareholder’s assets into the Fund (not including purchases into the Fund made with new assets contributed or rolled into a Plan).

c.	Exchange Redemption – Shareholder initiated fund transfer of any portion of a Shareholder’s assets in a Plan out of the Fund (not including the withdrawal or distribution of assets out of a Plan).

d.	Frequent Trading – A Second Round Trip within the Fund within thirty (30) calendar days after the completion of a Round Trip within the Fund.

e.

Portfolios – The investment portfolios currently or prospectively offered through the Fund (each a “Portfolio”) with each Portfolio operating as a separate mutual fund with its own respective investment objectives and strategies. For purposes of this Amendment, the term Fund includes each underlying Portfolio.

f.	Purchase Restriction Period – The thirty (30) Day period during which a Shareholder will be restricted from initiating Exchange Purchases into the Fund.

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g.	Round Trip – A Shareholder initiated transfer into the Fund followed by a Shareholder initiated transfer out of the Fund within a thirty (30) calendar day period.

h.

Second Round Trip – A Shareholder initiated transfer into the Fund followed by a Shareholder initiated transfer out of the Fund within a thirty (30) calendar-day period beginning on the calendar day a Round Trip was completed.

i.

Subscription/Redemption Report. A quarterly report prepared by Intermediary for the Fund which includes the following data: (i) monthly subscriptions and redemptions for the quarter for each Portfolio, (ii) corresponding amounts as a percentage of average quarterly net assets of each Portfolio of the Fund, and (iii) a summary of the total number of Shareholders who were restricted from purchasing shares of a Portfolio(s) during the previous calendar quarter.

Section 2 - Intermediary Frequent Trading Monitoring and Purchase Restriction Period.

The Fund hereby instructs and directs Intermediary to monitor for Frequent Trading. Intermediary agrees to use reasonable efforts to monitor Shareholder initiated Exchange Purchases and Exchange Redemptions in accordance with the terms set forth herein.

a.

Intermediary will monitor Shareholder initiated Exchange Purchases and Exchange Redemptions and will identify any Shareholder who initiates a Round Trip in the Fund during a thirty (30) calendar-day period beginning with each Exchange Purchase into the Fund. Such monitoring will be done on a plan by plan basis (not across multiple plans).

b.

Any Shareholder identified as executing a Round Trip in the Fund will be notified by Intermediary as soon as administratively practicable that a second Round Trip within such Fund will subject such Shareholder to the Purchase Restriction Period set forth herein.

c.

Fund hereby instructs Intermediary to notify the Shareholder and to impose the Purchase Restriction Period as soon as administratively possible on any Shareholder identified as completing a Second Round Trip within the Fund. Such restriction shall apply only with respect to the Fund in the Shareholder’s account in the Plan.

d.	Intermediary is instructed to restore the Shareholder’s Exchange Purchase privileges upon the expiration of the Purchase Restriction Period.

e.

Fund agrees that the Round Trip, Second Round Trip and Purchase Restriction Period set out within this agreement are no more restrictive than any other periods agreed to between the Fund and any other intermediary. To the extent Fund agrees to a shorter Round Trip, Second Round Trip and/or Purchase Restriction Period with any other intermediary, Fund agrees to immediately notify Intermediary, and accordingly amend this Amendment to the Agreement to reflect the differing provisions.

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Section 3 - Exempt Transactions.

Fund understands and acknowledges that the following transactions will not be subject to monitoring or data requests by Intermediary:

a.	Any and all transactions other than Shareholder initiated Exchange Purchases and Exchange Redemptions.

b.	Any transaction that is an error corrections or “as-of” adjustments.

c.	Pre-scheduled systematic transactions such as Shareholder or model-driven automatic rebalancing, including any glide-path adjustments for asset allocation re-balancing.

Section 4 - Monitoring In Lieu of Routine Data Requests by the Fund.

a.

As long as Intermediary is complying with the Frequent Trading Monitoring policies and procedures set out herein, Fund agrees not to make routine requests for data from Intermediary aside from the obligations set forth in (c) of this Section 4. Intermediary will, however, provide reports and information to Fund in accordance with the terms of this Amendment as reasonably requested in writing for due diligence or audit purposes.

b.

If Fund identifies a Shareholder that has been subject to the Purchase Restriction Period more than once because of repeated Frequent Trading, Fund may provide written direction to Intermediary to implement special restrictions on such Shareholder as Fund deems necessary. Such written direction shall include a short explanation to be provided to the Plan and Shareholder regarding the special action. Intermediary will use reasonable efforts to impose such restrictions to the extent they are administratively feasible.

c.	Intermediary will provide Fund with a Subscription/Redemption Report.

Section 5 - Information Reporting Upon Written Request of Fund.

a.

Upon receipt of a written request by the Fund as set forth herein, Intermediary agrees to provide certain information with respect to Shareholder initiated Exchange Purchases and Shareholder initiated Exchange Redemptions as such terms are defined herein through a Plan Shareholder’s account maintained by Intermediary. Such information shall include:

•	The Shareholder’s social security number, if known.

•	Intermediary’s alpha or numeric company identifier (e.g., NSCC number).

•	Fund/Omnibus Account Number - Intermediary’s trading account number for the Fund.

•	Intermediary Fund Identification - The individual fund identifier on Intermediary’s system(s).

•	Indirect Intermediary Identification - Intermediary’s alpha or numeric identifier for another party (e.g., a third party administrator) that holds the account information.

•	Intermediary’s alpha or numeric identifier for the plan (e.g., Plan number).

•	Trade Date(s)

•	Transaction Type (e.g., purchase or redemption)

•	Dollar Amount

•	Security Identification (e.g., CUSIP)

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Fund acknowledges and agrees that Intermediary will only provide such information regarding a Shareholder that Intermediary is permitted to provide without Shareholder consent under applicable laws, rules and regulations. If Intermediary is required by law to obtain Shareholder consent in order to provide certain information to Fund, Intermediary will use reasonable efforts to obtain such consent. Fund shall not request any information that is not identified above, unless (i) Intermediary is otherwise required to provide such information under applicable law, or (ii) Intermediary and Fund agree otherwise in writing. Intermediary will not provide Shareholder or Plan share balance or dollar account balance information, agent or broker/dealer identification, or Shareholder name and address.

b.

Written requests for data shall set forth the specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Instructions must include the Taxpayer Identification Number (“TIN”), if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Fund or its designee may request transaction information older than ninety (90) days from the date of the request, only upon agreement of the Intermediary, as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund. Fund shall refrain from making unduly costly or burdensome requests.

c.

Intermediary agrees to transmit the requested information that is on its books and records to Fund or its designee as soon as reasonably practicable, and agrees to use best efforts to transmit the requested information within five (5) business days after receipt of the request. Intermediary has no information housed by an indirect intermediary. The requested information shall be communicated in accordance with standards that are mutually agreed upon by the parties.

d.

Fund or its designee agree not to use the information received from Intermediary for any purpose other than to comply with SEC Rule 22c-2, and such other applicable laws, rules and regulations. Fund shall treat the information as strictly confidential and shall take such steps as are reasonably necessary to protect its confidentiality and prevent the unauthorized disclosure or use of such information.

e.

Intermediary agrees to take reasonable steps to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions involving the Fund (directly or indirectly through the Intermediary’s account) that violate the trading policies established by the Funds for the purpose of eliminating or reducing potentially harmful market timing or frequent trading. Intermediary agrees to provide written confirmation to Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable and shall use best efforts to provide such confirmation not later than ten (10) business days after the instructions have been executed.

f.

Upon written request to Intermediary by a Plan or Shareholder, Fund agrees to provide to Intermediary Fund’s Market Timing and Excessive Trading policy and procedures specifying how the Shareholder’s trading activity violated such policies that the Intermediary may provide to the Plan or Shareholder initiating the request.

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g.	Fund agrees to reimburse the Intermediary for reasonable costs associated with complying with written requests for data more frequently than quarterly and for any other extraordinary requests

Section 6 - Plan Fiduciary Directions.

At the direction of a fiduciary with respect to a Plan (e.g., trustee or plan sponsor), in lieu of following the policies and procedures set forth herein with respect to said Plan, Intermediary will close the Fund to all new purchases including exchanges and contributions, for all Shareholders in the Plan.

Section 7 - Miscellaneous.

Intermediary and Fund reserve the right to modify the Frequent Trading monitoring practices at any time by mutual agreement.

All other terms and provisions of the existing Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date specified above.

GWFS Equities, Inc.	Maxim Series Fund, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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